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                                  EXHIBIT (23)
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                          INDEPENDENT AUDITORS' CONSENT

        The Board of Directors
        Syntellect Inc.:

        We consent to incorporation by reference in the registration statements (Nos. 333-58029, 333-58027, 333-44587, 333-2368, 333-2302, 33-96472,
        33-96464, 33-63642, 33-48638, 33-35976, 33-48637, 33-35973; 33-42704,
        33-35974 and 333-48870) filed on Form S-8 of Syntellect Inc. of our report dated February 5, 2002, relating to the consolidated balance sheets of Syntellect Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Syntellect Inc.

        Our report dated February 5, 2002 contains an explanatory paragraph that states that the Company has suffered losses from operations, a working capital deficit, and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                              /s/ KPMG LLP
        Phoenix, Arizona
        March 21, 2002